Exhibit 99.1:  Pro Forma Financial Information

On December 31, 2008, the board of directors of American International Industries, Inc. ("Company") approved the deconsolidation of Hammonds Industries, Inc. (“Hammonds”) from the Company.

The unaudited pro forma consolidated balance sheet as of September 30, 2008 and the statement of operations for the nine months ended September 30, 2008 assume the deconsolidation occurred on September 30, 2008.  The unaudited pro forma financial statements presented herein are for illustrative purposes and are not designed to represent, and do not represent, what the financial position or operating results would have been had the deconsolidation been completed as of September 30, 2008, nor are they intended to project our future financial position or results of operations.

AMERICAN INTERNATIONAL INDUSTRIES, INC. AND SUBSIDIARIES
Pro Forma Consolidated Balance Sheet
(Unaudited)

	September 30, 2008 (As Reported)	Elimination of Hammonds Industries, Inc.	Pro Forma without Hammonds Industries, Inc.
Assets
Current assets:
Cash and cash equivalents	$3,630,761	$(103,657)	$3,527,104
Certificate of deposit	3,975,000	-	3,975,000
Trading securities	2,615,358	2,009,546	4,624,904
Accounts receivable, less allowance for doubtful accounts	9,466,052	(1,010,809)	8,455,243
Current portion of notes receivable	4,463,843	773,063	5,236,906
Accounts and notes receivable from related parties	31,606	-	31,606
Inventories	5,778,185	(2,090,270)	3,687,915
Real estate held for sale	1,909,066	-	1,909,066
Deposits for pipe inventory purchases	1,748,601	-	1,748,601
Drilling rigs held for sale	1,734	-	1,734
Prepaid expenses and other current assets	452,336	(85,637)	366,699
Total current assets	34,072,542	(507,764)	33,564,778

Long-term notes receivable, less current portion	133,181	-	133,181
Investment in Las Vegas Premium Gold Products	250,000	-	250,000
Property and equipment, net of accumulated depreciation and amortization	4,718,625	(1,362,979)	3,355,646
Goodwill	674,539	-	674,539
Patents and trademarks, net of amortization	5,014,719	(5,014,719)	-
Other assets	145,414	(101,486)	43,928
Total assets	$45,009,020	$(6,986,948)	$38,022,072
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$7,023,247	$(2,243,796)	$4,779,451
Margin loans from financial institutions	1,319,112	-	1,319,112
Short-term notes payable	1,917,015	(310,999)	1,606,016
Property dividend payable	654,364	(654,364)	-
Current installments of long-term capital lease obligations	67,762	(67,762)	-
Current installments of long-term debt	3,016,638	(60,530)	2,956,108
Total current liabilities	13,998,138	(3,337,451)	10,660,687

Long-term debt, less current installments	9,360,247	(2,615,379)	6,744,868
Long-term capital lease obligations, less current installments	242,748	(242,748)	-
Deferred tax liability	156,535	(156,535)	-
Minority interest	2,217,756	-	2,217,756
Total liabilities	25,975,424	(6,352,113)	19,623,311

Commitments and contingencies	-	-	-

Stockholders' equity:
Preferred stock, $0.001 par value, 1,000,000 authorized: none issued	-	-	-
Common stock, $0.001 par value, 50,000,000 authorized:
8,702,031 and 7,107,842 shares issued, respectively
8,651,697 and 7,070,480 shares outstanding, respectively	8,702	-	8,702
Additional paid-in capital - common stock	47,091,679	(13,902,267)	33,189,412
Accumulated deficit	(27,852,097)	13,267,432	(14,584,665)
Less treasury stock, at cost
50,334 and 37,362 shares, respectively	(214,688)	-	(214,688)
Total stockholders' equity	19,033,596	(634,835)	18,398,761
Total liabilities and stockholders' equity	$45,009,020	$(6,986,948)	$38,022,072
The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements

AMERICAN INTERNATIONAL INDUSTRIES, INC. AND SUBSIDIARIES
Pro Forma Consolidated Statement of Operations
(Unaudited)

	Nine Months Ended September 30, 2008 (As Reported)	Elimination of Hammonds Industries, Inc.	Pro Forma without Hammonds Industries, Inc.

Revenues	$28,844,385	$(6,428,157)	$22,416,228
Costs and expenses:
Cost of sales	19,093,309	(5,149,527)	13,943,782
Selling, general and administrative	11,759,281	(3,487,746)	8,271,535
Total operating expenses	30,852,590	(8,637,273)	22,215,317

Operating profit (loss)	(2,008,205)	2,209,116	200,911

Other income (expenses):
Interest and dividend income	464,732	59,910	524,642
Gain on property dividend distribution	2,945,133	1,980,498	4,925,631
Delta lawsuit settlement	(1,450,000)	-	(1,450,000)
Realized gains (losses) on investments	(20,447)	100,000	79,553
Unrealized gains (losses) on trading securities	(4,160,535)	(71,686)	(4,232,221)
Interest expense	(780,298)	165,033	(615,265)
Texas Emissions Reduction Plan Grant	57,589	-	57,589
Other income (expense)	49,616	29,571	79,187
Total other income (expenses)	(2,894,210)	2,263,326	(630,884)

Net loss before income tax	(4,902,415)	4,472,442	(429,973)
Income tax expense (benefit)	(50,476)	19,987	(30,489)

Net loss before minority interest and discontinued operations	(4,851,939)	4,452,455	(399,484)
Minority interest	(189,909)	-	(189,909)
Net loss from continuing operations	(5,041,848)	4,452,455	(589,393)
Discontinued operations	-	11,298,515	11,298,515
Net income (loss)	(5,041,848)	15,750,970	10,709,122

Preferred dividends of subsidiary	(165,000)	165,000	-
Net loss applicable to common shareholders	$(5,206,848)	$15,915,970	$10,709,122

Net income (loss) per common share - basic and diluted:
Continuing operations	$(0.69)		$(0.08)
Discontinued operations	-		1.50
Total	$(0.69)		$1.42

Weighted average common shares - basic and diluted	7,546,963		7,546,963

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

AMERICAN INTERNATIONAL INDUSTRIES, INC.
Notes to Unaudited Pro Forma Consolidated Financial Statements

Note 1 - Deconsolidation of Hammonds Industries, Inc.

These pro forma financial statements have been prepared to give effect to the deconsolidation of Hammonds Industries, Inc. ("Hammonds") from American International Industries, Inc. ("American") that occurred on December 31, 2008.

Note 2 - Pro forma adjustments

The pro forma Balance Sheet as of September 30, 2008, contains certain adjustments.  In the column labeled "Elimination of Hammonds Industries, Inc.", adjustments are included for all of Hammonds' assets, liabilities, and equity.  Additionally, adjustments are included to reflect the effect of the special dividend distribution of Hammonds’ common stock to American shareholders and the reclassification of American's remaining investment in Hammonds' common stock to trading securities of approximately 6.7 million shares at $0.30, based upon the closing market price on September 30, 2008.

The pro forma adjustments to the Statement of Operations for the nine months ended September 30, 2008, include the elimination of all income and expense related to the operations of Hammonds.  The row labeled "Discontinued operations" includes the gain on deconsolidation of $13,935,472, offset by Hammonds' net loss of $2,636,957 for the nine months ended September 30, 2008.